Exhibit 99.6

Return this form to Computershare no later than 5:00 PM New York City time on , 2002, which is 5 business days prior to the expiration date of the exchange offer	Do you need Assistance? Call Morrow & Co., Inc. TOLL FREE (800) 607-0088 FROM THE U.S. (212) 754-8000 FROM ELSEWHERE

OSCA, INC.
FORM OF ELECTION
OSCA, INC. SAVINGS PLAN

1.  ABOUT YOU AND YOUR SHARES

ACCOUNT NUMBER:

SHARES HELD IN PARTICIPANT'S ACCOUNT:

RETURN THIS FORM TO
COMPUTERSHARE AS FOLLOWS:

BY MAIL:	BY HAND OR OVERNIGHT DELIVERY:
Computershare Trust Company of New York	Computershare Trust Company of New York
Wall Street Station P.O. Box 1010 New York, NY 10268-1010	Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005 (212) 701-7624 (voice) (212) 701-7636 (fax)

2.  ELECTION OPTIONS AND REQUIRED SIGNATURES-COMPLETE A AND B

A)
OPTIONS
/ /	1.	Tender 100% of the Great Lakes shares in my OSCA Savings Plan account.
/ /	2.	Tender % of the Great Lakes shares in my OSCA Savings Plan account.
/ /	3.	Tender no Great Lakes shares in my OSCA Savings Plan account.
B)
REQUIRED SIGNATURES-You must sign below.

Signature of Stockholder	Date
( )

Area Code and Daytime Phone

Important: The terms of the plan provide that if you do not respond, none of your shares will be tendered. Form of Elections signed and returned without a box checked will be incomplete and, therefore, will be treated as if no response were provided.